Exhibit 99.1

CrossAmerica Partners LP Reports Year-End and Fourth Quarter 2018 Results

-	Reported Full Year 2018 Operating Income of $35.0 million and Net Income of $5.2 million, driven by the performance of both the Wholesale and Retail segments.
-	Generated Full Year 2018 Adjusted EBITDA of $113.4 million and Distributable Cash Flow of $78.0 million, respectively.
-	Reported Fourth Quarter 2018 Operating Income of $15.5 million and Net Income of $7.7 million
-	Generated Fourth Quarter 2018 Adjusted EBITDA of $30.5 million and Distributable Cash Flow of $21.4 million, respectively.
-

Reported Full Year 2018 Gross Profit for the Wholesale segment of $133.0 million or an 8% increase when compared to the Full Year 2017 and $35.1 million or a 14% increase for the Fourth Quarter 2018 when compared to the Fourth Quarter 2017.

-	Distribution Coverage for the Full Year 2018 was 1.03 times compared to 0.97 times for the Full Year 2017 and 1.19 times for the Fourth Quarter 2018 compared to 1.02 times for the Fourth Quarter 2017.
-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Fourth Quarter 2018.

Allentown, PA February 25, 2019 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the fourth quarter and year ended December 31, 2018.

“We had a very strong quarter and end of year as both our Wholesale and Retail segments performed well during the fourth quarter of 2018 with a 14% and 10% year-over-year increase in gross profit respectively,” said Gerardo Valencia, CEO and President of CrossAmerica. “We reported Adjusted EBITDA of $30.5 million for the fourth quarter of 2018, representing an increase of 7%, and maintained our quarterly distribution of $0.5250 per unit.” Valencia also noted, “As we look back on 2018, we announced our asset exchange agreement with Couche-Tard, completed the transition of 43 sites in Florida to Applegreen and we continue to work with our General Partner to capture synergies and improve our overall business.  As we enter 2019, we expect to complete the revitalization of our portfolio in Alabama, continue the implementation of the asset exchange, capture the fuel synergies for the first set of sites, and continue to optimize and solidify our base business in our journey to become the best fuel wholesaler in North America.”

Twelve Months Results

Consolidated Results

Operating income was $35.0 million for the full year 2018 compared to Operating income of $32.4 million achieved in the full year 2017, reflecting an increase of 8%. Net income was $5.2 million for the twelve-month period ended December 31, 2018, compared to $23.2 million for the same period in 2017 or a decline of 77%. EBITDA was $100.4 million for the full year 2018 compared to $86.0 million for the full year 2017, representing a 17% increase. The increase in operating income and EBITDA was primarily driven by growth in both the Wholesale and Retail segments and a reduction in general and administrative expenses. The year-over-year decrease in net income was primarily due to a net benefit of $13.2 million in income taxes in 2017 related to the Tax Cuts and Jobs Act. Adjusted EBITDA was $113.4 million for the full year 2018 compared to $109.1 million for the same period in 2017, representing an increase of 4%. The increase in Adjusted EBITDA was primarily due to growth in both the Wholesale and Retail segments. Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio, which non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

During the full year 2018, CrossAmerica’s Wholesale segment generated $133.0 million in gross profit compared to $123.0 million in gross profit for the full year 2017, representing an 8% increase. The Partnership distributed, on a wholesale basis, 1.05 billion gallons of motor fuel at an average wholesale gross profit of $0.067 per gallon, resulting in motor fuel gross profit of $70.0 million for the full year 2018. For the twelve-month period ended December 31, 2017, CrossAmerica distributed, on a wholesale basis, 1.03 billion gallons of fuel at an average wholesale gross profit of $0.057 per gallon, resulting in motor fuel gross profit of $58.8 million. The 19% increase in motor fuel gross profit was primarily due to a higher margin per gallon as a result of the favorable movements in crude prices, as well as increased payment discounts and incentives due to the increase in motor fuel prices and an increase in dealer tank wagon (DTW) margins.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil increased approximately 28% to $65.23 per barrel during the full year 2018 as compared to $50.78 per barrel during the same period in 2017.

CrossAmerica’s gross profit from rent and other for the Wholesale segment, which primarily consists of rental income, was $63.0 million for the full year 2018 compared to $64.2 million for the full year 2017, representing a decrease of 2%. This was primarily as a result of a reduction in rental income from Dunne Manning Stores LLC (“DMS”) at the Partnership’s sites in Florida prior to and during the transition over to Applegreen and as a result of the September 2017 divestiture of 29 sites.

Operating expenses increased $0.8 million primarily as a result of higher maintenance and environmental costs, partially offset by lower real estate taxes.

Adjusted EBITDA for the Wholesale segment was $117.8 million for the full year 2018 compared to $108.6 million for the same period in 2017 or an increase of 8%. As discussed above, the year-over-year increase was primarily driven by an increase in motor fuel gross profit, which was offset by a slight increase in operating expenses and a decrease in rent and other (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Retail Segment

For the full year 2018, the Partnership sold 208.1 million gallons of motor fuel at an average retail motor fuel gross profit of $0.047 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $9.8 million. For the same period in 2017, CrossAmerica sold 160.6 million gallons in its Retail segment at an average gross profit of $0.045 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $7.3 million. The 35% increase in motor fuel gross profit is attributable to a 30% increase in volume driven primarily by the November 2017 Jet-Pep Assets acquisition. In addition, the Partnership realized a higher margin per gallon primarily due to an increase in retail fuel margins at its company operated sites driven by the movement in crude oil prices throughout the two periods. This was partially offset by the lower retail fuel margins in CrossAmerica’s commission agent business comprising a larger percentage of its overall retail fuel margins in 2018 as compared to 2017, also due to the Jet-Pep Assets acquisition.

During the year, the Partnership generated $24.1 million in gross profit from merchandise and services versus $25.4 million for the same period in 2017, a decline of 5%, primarily as a result of converting one company operated site in the Retail segment to a lessee dealer site in the Wholesale segment and the September 2018 divestiture of the nine Upper Midwest sites, seven of which were company operated. Gross profit from rent and other for the Retail segment was $6.3 million for the full year 2018 compared to $5.0 million for the same period in 2017, reflecting an increase of 26%, primarily due to the acquisition of the Jet-Pep sites, partially offset by the conversion of commission sites in the Retail segment to lessee dealer sites in the Wholesale segment. Adjusted EBITDA for the Retail segment was $8.4 million for the full year 2018 compared to $5.7 million for the full year 2017.

The increase in gross profit and Adjusted EBITDA were primarily due to an increase in motor fuel and rent and other gross profit, partially offset by a decrease in merchandise and services gross profit (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $78.0 million for the twelve-month period ended December 31, 2018, compared to $81.2 million for the same period in 2017. The decrease in Distributable Cash Flow was due primarily to an increase in cash versus equity-funded omnibus expenses and an increase in cash interest expense from additional borrowings to fund the Partnership’s recent acquisitions and an increase in the average interest rate on the Partnership’s credit facility borrowings, partially offset by incremental EBITDA generated by the Wholesale and Retail segments. The Distribution Coverage Ratio was 1.03 times for the twelve months ended December 31, 2018 (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Fourth Quarter Results

Consolidated Results

For the fourth quarter 2018, the Partnership reported Operating income of $15.5 million compared to Operating income of $11.8 million achieved in the fourth quarter 2017. Net income was $7.7 million for the three-month period ended December 31, 2018, compared to $21.1 million for the same period in 2017. EBITDA was $30.6 million for the fourth quarter 2018 compared to $25.5 million for the fourth quarter 2017, representing a 20% increase. The increase in operating income and EBITDA was primarily driven by growth in both the Wholesale and Retail segments. The decrease in net income was primarily due to a net benefit of $13.2 million in income taxes in the fourth quarter 2017 related to the Tax Cuts and Jobs Act.

Adjusted EBITDA was $30.5 million for the fourth quarter 2018 compared to $28.6 million for the same period in 2017, representing an increase of 7%. The increase in Adjusted EBITDA was due primarily to incremental EBITDA generated by both the Wholesale and Retail segments, partially offset by an increase in cash versus equity funded omnibus expenses (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Wholesale Segment

During the fourth quarter 2018, CrossAmerica’s Wholesale segment generated $35.1 million in gross profit compared to $30.8 million in gross profit for the fourth quarter 2017, representing a 14% increase. The Partnership distributed, on a wholesale basis, 255.0 million gallons of motor fuel at an average wholesale gross profit of $0.076 per gallon, resulting in motor fuel gross profit of $19.4 million for the fourth quarter 2018. For the three-month period ended December 31, 2017, CrossAmerica distributed, on a wholesale basis, 260.8 million gallons of fuel at an average wholesale gross profit of $0.059 per gallon, resulting in motor fuel gross profit of $15.4 million. The 26% increase in motor fuel gross profit was primarily due to a 29% higher margin per gallon realized in DTW margins as a result of the favorable movements in crude prices, as well as increased payment discounts and incentives due to the increase in motor fuel prices. This was offset slightly by a decrease in volume of 2% when comparing the fourth quarter 2018 to the fourth quarter 2017.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil increased approximately 9% to $59.97 per barrel during the fourth quarter 2018 as compared to $55.27 per barrel during the same period in 2017.

CrossAmerica’s gross profit from rent and other for the Wholesale segment, which primarily consists of rental income, was $15.7 million for the fourth quarter 2018 compared to $15.5 million for the fourth quarter 2017, representing an increase of 1%.

Operating expenses increased $0.7 million primarily as a result of higher maintenance and environmental costs.

Adjusted EBITDA for the Wholesale segment was $31.5 million for the fourth quarter 2018 compared to $27.8 million for the same period in 2017. As discussed above, the year-over-year increase was primarily driven by an increase in motor fuel gross profit and rent and other, which was offset slightly by an increase in operating expenses (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Retail Segment

For the fourth quarter 2018, the Partnership sold 48.7 million gallons of motor fuel at an average retail motor fuel gross profit of $0.063 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $3.1 million. For the same period in 2017, CrossAmerica sold 44.2 million gallons in its Retail segment at an average gross profit of $0.045 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $2.0 million. The 53% increase in motor fuel gross profit is attributable due to an increase in the average number of retail sites during the fourth quarter 2018 due to the Jet-Pep Assets acquisition. Also contributing to this 53% increase was the Partnership’s realization of a higher margin per gallon during the fourth quarter 2018 when compared to the same period in 2017 for both the commission agent and company operated businesses within the Retail segment.

During the quarter, the Partnership generated $5.5 million in gross profit from merchandise and services versus $5.9 million for the same period in 2017, a decline of $0.4 million, primarily as a result of converting one company operated site in the Retail segment to a lessee dealer site in the Wholesale segment and the September 2018 divestiture of seven company operated Upper Midwest sites (seven of the nine Upper Midwest sites that were divested were company operated sites). Gross profit from rent and other for the Retail segment was $1.7 million for the fourth quarter 2018 compared to $1.4 million for the same period in 2017, reflecting an increase of 19%, primarily due to the acquisition of the Jet-Pep sites. Adjusted EBITDA for the Retail segment was $3.1 million for the fourth quarter 2018 compared to $1.6 million for the fourth quarter 2017.

The increase in gross profit and Adjusted EBITDA were primarily due to an increase in motor fuel and rent and other gross profit and a reduction in operating expenses, partially offset by a decline in merchandise and services profit (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $21.4 million for the three-month period ended December 31, 2018, compared to $21.7 million for the same period in 2017. The slight decrease in Distributable Cash Flow was due primarily to an increase in cash versus equity-funded omnibus expenses and an increase in cash interest expense from additional borrowings to fund the Partnership’s recent acquisitions and an increase in the average interest rate on the Partnership’s credit facility borrowings, partially offset by incremental EBITDA generated by both the Wholesale and Retail segments. The Distribution Coverage Ratio was 1.19 times for the three months ended December 31, 2018 (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Liquidity and Capital Resources

As of February 20, 2019, after taking into consideration debt covenant constraints, approximately $37.1 million was available for future borrowings under the Partnership's revolving credit facility. In connection with future acquisitions, the revolving credit facility requires, among other things, that CrossAmerica have, after giving effect to such acquisition, at least, in the aggregate, $20 million of borrowing availability under the revolving credit facility and unrestricted cash on the balance sheet on the date of such acquisition.

Distributions

On January 29, 2019, the Board of the Directors of CrossAmerica’s General Partner (the “Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the fourth quarter of 2018. As previously announced, the distribution was paid on February 19, 2019 to all unit-holders of record as of February 11, 2019. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on February 26, 2019 at 9:00 a.m. Eastern Time to discuss its fourth quarter and year-end 2018 earnings results. The conference call numbers are 877-615-4335 or 847-944-7271 and the passcode for both is 5491855#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5491855#. An archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating revenues(a)	$547,242	$552,660	$2,445,917	$2,094,827
Costs of sales(b)	502,168	512,537	2,273,122	1,934,061
Gross profit	45,074	40,123	172,795	160,766

Income from CST Fuel Supply equity interests	3,924	3,721	14,948	14,906
Operating expenses:
Operating expenses	14,625	14,444	61,919	61,297
General and administrative expenses	4,126	4,156	17,966	27,887
Depreciation, amortization and accretion expense	15,124	14,795	66,549	57,470
Total operating expenses	33,875	33,395	146,434	146,654
Gain (loss) on dispositions and lease terminations, net	381	1,388	(6,297)	3,401
Operating income	15,504	11,837	35,012	32,419
Other income, net	86	73	373	439
Interest expense	(8,518)	(7,320)	(32,872)	(27,919)
Income before income taxes	7,072	4,590	2,513	4,939
Income tax benefit	(611)	(16,551)	(2,733)	(18,237)
Net income	7,683	21,141	5,246	23,176
Less: net income (loss) attributable to noncontrolling interests	—	19	(5)	18
Net income attributable to limited partners	7,683	21,122	5,251	23,158
IDR distributions	(133)	(1,175)	(1,579)	(4,337)
Net income available to limited partners	$7,550	$19,947	$3,672	$18,821

Basic and diluted earnings per common unit	$0.22	$0.59	$0.11	$0.56

Weighted-average common units:
Basic common units	34,444,113	34,055,090	34,345,298	33,844,823
Diluted common units(c)	34,449,286	34,060,229	34,345,298	33,855,345

Distribution paid per common unit	$0.5250	$0.6275	$2.2025	$2.4800
Distribution declared (with respect to each respective period) per common unit	$0.5250	$0.6275	$2.1000	$2.4950

Supplemental information:
(a) Includes excise taxes of:	$22,945	$21,586	$97,929	$79,937
(a) Includes revenues from fuel sales to and rental income from related parties of:	83,286	105,468	433,740	414,781
(a) Includes rental income of:	21,311	21,224	85,642	86,314
(b) Includes rental expense of:	4,948	4,879	19,723	19,472
(c) Diluted common units were not used in the calculation of diluted earnings per common unit for 2018 because to do so would have been antidilutive.

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Gross profit:
Motor fuel–third party	$9,896	$8,815	$37,323	$34,474
Motor fuel–intersegment and related party	9,500	6,550	32,696	24,370
Motor fuel gross profit	19,396	15,365	70,019	58,844
Rent and other	15,665	15,457	62,989	64,197
Total gross profit	35,061	30,822	133,008	123,041
Income from CST Fuel Supply equity interests(a)	3,924	3,721	14,948	14,906
Operating expenses	(7,511)	(6,782)	(30,108)	(29,323)
Adjusted EBITDA(b)	$31,474	$27,761	$117,848	$108,624
Motor fuel distribution sites (end of period):(c)
Motor fuel–third party
Independent dealers(d)	362	384	362	384
Lessee dealers(e)	500	438	500	438
Total motor fuel distribution–third party sites	862	822	862	822
Motor fuel–intersegment and related party
DMS (related party)(f)	86	146	86	146
Circle K (related party)	43	43	43	43
Commission agents (Retail segment)(g)	170	181	170	181
Company operated retail sites (Retail segment)(h)	63	70	63	70
Total motor fuel distribution–intersegment and related party sites	362	440	362	440
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	854	824	834	823
Motor fuel-intersegment and related party distribution	368	375	408	360
Total motor fuel distribution sites	1,222	1,199	1,242	1,183
Volume of gallons distributed (in thousands)
Third party	166,533	164,282	653,535	655,754
Intersegment and related party	88,478	96,564	393,725	376,212
Total volume of gallons distributed	255,011	260,846	1,047,260	1,031,966

Wholesale margin per gallon	$0.076	$0.059	$0.067	$0.057

(a)	Represents income from the Partnership’s equity interest in CST Fuel Supply.
(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”
(c)	In addition, as of December 31, 2018 and 2017, respectively, CrossAmerica distributed motor fuel to 13 and 15 sub-wholesalers who distributed to additional sites.
(d)

The decrease in the independent dealer site count from December 31, 2017 to December 31, 2018 was primarily attributable to the termination or non-renewal of certain fuel supply contracts, a significant number of which were low margin.

(e)	The increase in the lessee dealer site count from December 31, 2017 to December 31, 2018 was primarily attributable to converting sites operated by DMS and commission agents to lessee dealers.
(f)	The decrease in the DMS site count from December 31, 2017 to December 31, 2018 was primarily attributable to converting DMS sites to lessee dealer sites.
(g)	The decrease in the commission site count from December 31, 2017 to December 31, 2018 was primarily due to the conversion of commission sites to lessee dealer sites.
(h)	The decrease in the company operated retail site count from December 31, 2017 to December 31, 2018 was due to divestitures mandated by FTC orders.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites, gallons sold per day and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Gross profit:
Motor fuel	$3,061	$1,995	$9,820	$7,276
Merchandise and services	5,463	5,876	24,106	25,434
Rent and other	1,707	1,436	6,314	5,001
Total gross profit	10,231	9,307	40,240	37,711
Operating expenses	(7,114)	(7,662)	(31,811)	(31,974)
Adjusted EBITDA(a)	$3,117	$1,645	$8,429	$5,737

Retail sites (end of period):
Commission agents(b)	170	181	170	181
Company operated retail sites(c)	63	71	63	71
Total system sites at the end of the period	233	252	233	252

Total system operating statistics:
Average retail fuel sites during the period	239	186	245	168
Motor fuel sales (gallons per site per day)	2,220	2,577	2,327	2,620
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.063	$0.045	$0.047	$0.045

Commission agents statistics:
Average retail fuel sites during the period	176	117	177	97
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.013	$0.009	$0.015	$0.011

Company operated retail site statistics:
Average retail fuel sites during the period	63	69	68	71
Motor fuel gross profit per gallon, net of credit card fees	$0.171	$0.097	$0.115	$0.087
Merchandise and services gross profit percentage, net of credit card fees	25.0%	24.2%	24.7%	24.4%

(a)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures” below.
(b)	The decrease in the commission site count from December 31, 2017 to December 31, 2018 was due primarily to the conversion of commission sites to lessee dealer sites in the Wholesale segment.
(c)	The decrease in the company operated retail site count from December 31, 2017 to December 31, 2018 was primarily due to divestitures mandated by FTC orders.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes and depreciation, amortization and accretion, which includes certain impairment charges. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on dispositions and lease terminations, certain acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the Partnership’s financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unit-holders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing CrossAmerica’s financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in CrossAmerica’s industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income available to limited partners	$7,550	$19,947	$3,672	$18,821
Interest expense	8,518	7,320	32,872	27,919
Income tax benefit	(611)	(16,551)	(2,733)	(18,237)
Depreciation, amortization and accretion	15,124	14,795	66,549	57,470
EBITDA	30,581	25,511	100,360	85,973
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement(a)	141	3,342	3,781	15,131
(Gain) loss on dispositions and lease terminations, net (b)	(381)	(1,388)	6,297	(3,401)
Acquisition-related costs (c)	205	1,095	2,914	11,374
Adjusted EBITDA	30,546	28,560	113,352	109,077
Cash interest expense	(8,211)	(6,892)	(31,338)	(26,211)
Sustaining capital expenditures (d)	(370)	(361)	(2,443)	(1,648)
Current income tax expense	(524)	403	(1,528)	16
Distributable Cash Flow	$21,441	$21,710	$78,043	$81,234
Weighted average diluted common units	34,449	34,060	34,345	33,855
Distributions paid per limited partner unit (e)	$0.5250	$0.6275	$2.2025	$2.4800
Distribution Coverage Ratio (f)	1.19x	1.02x	1.03x	0.97x

(a)

As approved by the independent conflicts committee of the Board, the Partnership and Circle K mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partner units of the Partnership. All charges allocated to CrossAmerica under the Amended Omnibus Agreement since the first quarter of 2018 have been paid by the Partnership in cash.

(b)

In June 2018, the Partnership executed master fuel supply and master lease agreements with a third party multi-site operator of retail motor fuel stations, to which CrossAmerica transitioned 43 sites in Florida from DMS in the third quarter of 2018. The master fuel supply and master lease agreements have an initial 10-year term with four 5-year renewal options. During the second quarter of 2018, in connection with this transition, CrossAmerica accrued a $3.8 million contract termination payment, which was paid to DMS during the third quarter of 2018. Additionally, the Partnership recorded a $2.4 million charge primarily to write off deferred rent income related to the recapture of these sites from the master lease agreement with DMS.

(c)

Relates to certain acquisition related costs, such as legal and other professional fees, severance expenses and purchase accounting adjustments associated with recently acquired businesses. Acquisition-related costs for 2017 include separation benefit costs and retention bonuses paid to certain EICP participants associated with the Merger as well as a $1.7 million charge related to a court ruling in favor of a former executive’s claim to benefits under the EICP in connection with CST’s acquisition of CrossAmerica’s General Partner.

(d)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(e)

On January 29, 2019, the Board approved a quarterly distribution of $0.5250 per unit attributable to the fourth quarter of 2018. The distribution was paid on February 19, 2019 to all unit-holders of record on February 11, 2019.

(f)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

The following table reconciles the segment Adjusted EBITDA to Consolidated Adjusted EBITDA presented in the table above (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Adjusted EBITDA - Wholesale segment	$31,474	$27,761	$117,848	$108,624
Adjusted EBITDA - Retail segment	3,117	1,645	8,429	5,737
Adjusted EBITDA - Total segment	$34,591	$29,406	$126,277	$114,361
Reconciling items:
Elimination of intersegment profit in ending inventory balance	(218)	(6)	(453)	14
General and administrative expenses	(4,126)	(4,156)	(17,966)	(27,887)
Other income, net	86	73	373	439
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	141	3,342	3,781	15,131
Acquisition-related costs	205	1,095	2,914	11,374
Net income attributable to noncontrolling interests	—	(19)	5	(18)
IDR distributions	(133)	(1,175)	(1,579)	(4,337)
Consolidated Adjusted EBITDA	$30,546	$28,560	$113,352	$109,077

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc. Formed in 2012, CrossAmerica is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to over 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, Director – Investor Relations, 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “anticipate”, “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available on the Partnership’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.